Exhibit 99.1

BlackLine, Inc. Announces Proposed Private Offering of $435 Million of Convertible Senior Notes

LOS ANGELES, Calif. — (BUSINESS WIRE) – August 7, 2019 – BlackLine, Inc. (Nasdaq: BL), a global leader in cloud-based accounting and finance software, today announced that it intends to offer, subject to market conditions and other factors, $435 million aggregate principal amount of convertible senior notes due 2024 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). BlackLine also intends to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $65 million aggregate principal amount of the notes.

The notes will be senior unsecured obligations of BlackLine and will accrue interest payable semiannually in arrears. The notes will mature on August 1, 2024, unless earlier converted, repurchased or redeemed. The notes will be convertible into cash, shares of BlackLine’s common stock (“common stock”) or a combination of cash and shares of BlackLine’s common stock, at BlackLine’s election. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of pricing of the offering.

BlackLine intends to use a portion of the net proceeds from the offering to pay the cost of the capped call transactions described below. BlackLine intends to use the remainder of the net proceeds for working capital and other general corporate purposes, which may include capital expenditures and potential acquisitions and strategic transactions. However, it has not designated any specific uses and has no current agreements with respect to any material acquisition or strategic transaction.

In connection with the pricing of the notes, BlackLine expects to enter into capped call transactions with one or more of the initial purchasers and/or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions are expected generally to reduce potential dilution to BlackLine’s common stock upon any conversion of notes and/or offset any cash payments BlackLine is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap. If the initial purchasers exercise their option to purchase additional notes, BlackLine expects to enter into additional capped call transactions with the option counterparties.

BlackLine expects that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates may enter into various derivative transactions with respect to BlackLine’s common stock and/or purchase shares of BlackLine’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of BlackLine’s common stock or the notes at that time.

In addition, BlackLine expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to BlackLine’s common stock and/or purchasing or selling BlackLine’s common stock or other securities of BlackLine in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so following any conversion, repurchase or redemption of the notes, if BlackLine exercises the relevant election under the capped call transactions). This activity could also cause or prevent an increase or a decrease in the market price of BlackLine’s common stock or the notes, and to the extent the activity occurs during any observation period related to a conversion of notes, this could affect the value of the consideration that a noteholder will receive upon conversion of its notes. If any capped call transactions fail to become effective, whether or not the offering of the notes is completed, the option counterparties (or their respective affiliates) may unwind their hedge positions with respect to BlackLine’s common stock, which could adversely affect the price of BlackLine’s common stock and, if the notes have been issued, the value of the notes.

Neither the notes, nor any shares of BlackLine’s common stock potentially issuable upon conversion of the notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, such securities may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Media Contact:

Kimberly Uberti

BlackLine

kimberly.uberti@blackline.com

Investor Relations Contact:

Alexandra Geller

BlackLine

alex.geller@blackline.com